Exhibit 99.1
[FHLBank Atlanta logo]

News Release
October 27, 2022

FOR IMMEDIATE RELEASE
CONTACT: Peter E. Garuccio
Federal Home Loan Bank of Atlanta
pgaruccio@fhlbatl.com
404.888.8143

Federal Home Loan Bank of Atlanta Announces Third Quarter 2022 Operating Highlights

ATLANTA, October 27, 2022 - Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended September 30, 2022. All numbers reported below for the third quarter of 2022 are approximate until the Bank announces unaudited financial results in its Form 10-Q which is expected to be filed with the Securities and Exchange Commission (SEC) on or about November 4, 2022.

Net income for the third quarter of 2022 was $47 million, an increase of $20 million, compared to net income of $27 million for the third quarter of 2021. The increase in net income is primarily due to a $17 million increase in net interest income. The increase in net interest income is primarily due to an increase in advance balances, partially offset by an increase in interest rates which have impacted interest bearing-liabilities more than the increase in interest-earning assets. During the third quarter of 2022, average advance balances were $83.4 billion, compared to $46.4 billion for the third quarter of 2021.

Total assets as of September 30, 2022 were $140.3 billion, an increase of $61.6 billion, or 78.2 percent, from December 31, 2021. Advances outstanding were $93.1 billion as of September 30, 2022, an increase of $47.7 billion, or 104.9 percent, from December 31, 2021. Retained earnings was $2.3 billion as of September 30, 2022, and did not vary significantly from the balance as of December 31, 2021. Capital stock was $4.2 billion as of September 30, 2022, an increase of $1.9 billion, or 78.0 percent, from December 31, 2021. The increase in capital stock was primarily due to an increase in advances which resulted in an increase in activity based stock.

The Bank's third quarter 2022 performance resulted in an annualized return on average equity (ROE) of 3.06 percent as compared to 2.31 percent for the third quarter of 2021. The ROE spread to the average Secured Overnight Financing Rate decreased to 91 basis points for the third quarter of 2022, as compared to 226 basis points for the third quarter of 2021. As of September 30, 2022, the Bank was in compliance with its regulatory capital requirements.

-MORE-

Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of September 30, 2022	As of December 31, 2021
Advances	$93,071	$45,415
Investments	45,172	31,821
Mortgage loans held for portfolio, net	124	149
Total assets	140,298	78,746
Consolidated obligations, net	130,788	71,692
Total capital stock	4,241	2,383
Retained earnings	2,260	2,228
Accumulated other comprehensive loss	(51)	(16)
Total capital	6,450	4,595
Capital-to-assets ratio (GAAP)	4.60%	5.84%
Capital-to-assets ratio (Regulatory)	4.63%	5.86%

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Results and Performance Ratios	2022	2021	2022	2021
Net interest income	$81	$64	$220	$237
Standby letters of credit fees	2	2	5	9
Other (expense) income	(1)	2	2	3
Total noninterest expense	30	38	105	109
Affordable Housing Program assessment	5	3	12	14
Net income	47	27	110	126
Return on average assets	0.15%	0.13%	0.14%	0.20%
Return on average equity	3.06%	2.31%	2.73%	3.49%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's Third Quarter 2022 Form 10-Q expected to be filed on or about November 4, 2022 with the SEC.

-MORE

About Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System (FHLBank System). Since 1990, the FHLBanks have awarded approximately $7.3 billion in Affordable Housing Program funds, assisting more than one million households.

For more information, visit our website at www.fhlbatl.com.

To the extent that the statements made in this announcement may be deemed as “forward-looking statements”, they are made within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by such forward-looking statements, and the reader is cautioned not to place undue reliance on them, since those may not be realized due to a variety of factors, including, without limitation: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; uncertainties relating to the phase-out of LIBOR; SOFR variations; future economic and market conditions (including in the housing market); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, and world events; disruptions in information systems; membership changes; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

The forward-looking statements in this release speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of these statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law. New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition.

* * *

-- END --